Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the consummation of the contribution and combination, which we refer to as the “Transactions,” described in the Transaction Agreement, dated as of November 27, 2018 (the “Transaction Agreement”), by and among Diamond S Shipping Inc. (the “Company or “Diamond S”), Capital Product Partners L.P. (“CPLP”), DSS Holdings L.P. (“DSS LP”) and the other parties named therein. The Transactions, which were completed on March 27, 2019, resulted in Diamond S receiving, via a contribution from CPLP, CPLP’s crude and product tanker business (referred to as “Athena”), including 25 crude and product tanker vessels (the “Athena Vessels”) and combining that business with the business and operations of DSS LP. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are based on available information and were prepared using certain assumptions set forth in the notes thereto to give effect to the Transactions.

The accompanying unaudited pro forma condensed combined financial information gives effect to adjustments that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of operations, and are expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed combined financial information gives effect to the Transactions as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined financial information excludes the information of Athena prior to CPLP’s contribution of the Athena Vessels since prior to this contribution Diamond S had no significant assets, liabilities, revenues or expenses.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of operating results that would have been achieved had the Transactions been completed as of January 1, 2019 and does not intend to project the future financial results of the Company after the Transactions. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or the benefits from the Transactions and the synergies that may be derived.

The combination of CPLP’s crude and product tanker business with the business of DSS LP (the “combination”) reflects an asset acquisition under the guidelines of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, and ASU 2017-01, whereby DSS LP is the accounting acquirer of Athena’s contributions of 25 crude and product tankers and associated inventories, $10 million in cash plus prorated charter hire and net payments received from the “Lockbox Date” (as defined in the Transaction Agreement) with specific arrangements relating to the funding of working capital. As the accounting acquirer, all of DSS LP’s assets, liabilities and results of operations were recorded at their historical cost basis. The unaudited pro forma condensed combined financial statements also include the effect of the acquisition by DSS LP of the Athena business, which valued the acquired assets and liabilities at the cost of the acquisition, including transaction costs, on the basis of relative fair values.

Athena’s fiscal year ends on December 31 and, prior to January 2019, DSS LP’s fiscal year ended on March 31. In January 2019, DSS LP changed its fiscal year end to December 31. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the unaudited condensed combined carve-out statement of comprehensive income of Athena for the period from January 1, 2019 to March 27, 2019, not included in this Current Report on Form 8-K, and the audited consolidated statement of operations of the Company for the year ended December 31, 2019.

The unaudited pro forma condensed combined financial information presented below should be read in conjunction with (i) the notes to the unaudited pro forma condensed combined financial information, included herein, and (ii) the audited consolidated financial statements of the Company as of and for the year ended December 31, 2019, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 27, 2020.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(in thousands except for share and per share information)

	Athena for the Period from January 1, 2019 to March 27, 2019	Diamond S Shipping Inc. for the Year Ended December 31, 2019	Pro Forma Adjustments	Notes	Pro Forma Combined
Total revenues	$46,454	$579,784	$(95)	(1)	$626,143
Voyage expenses	12,722	230,675	—		243,397
Vessel operating expenses	13,208	153,662	—		166,870
Vessel operating expenses-related party	2,081	—	—		2,081
General and administrative expenses	690	29,451	—		30,141
Loss on sale of vessels	—	18,344	—		18,344
Depreciation and amortization	9,630	108,703	(2,621)	(2)	115,712
Operating income	8,123	38,949	2.526		49,598
Other (expense)/income, net
Interest expense	(3,187)	(46,772)	(540)	(3)	(50,499)
Other income	44	(2,259)	—		(2,215)
Total other expense, net	(3,143)	(49,031)	(540)		(52,714)
Net income/(loss)	4,980	(10,082)	1,986		(3,116)
Less: Net income attributable to noncontrolling interest	—	(776)	—		(776)
Net income (loss) attributable to the Company’s shareholders	$4,980	$(9,306)	$1,986		$(2,340)
Weighted average shares outstanding — basic and diluted					39,890,696
Loss per share					$(0.06)

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(dollars in thousands)

1.   Description of the Transactions

On November 27, 2018, CPLP and DSS LP entered into the Transaction Agreement pursuant to which Diamond S received, via contribution from CPLP, CPLP’s crude and product tankers and associated inventories, $10 million in cash plus the amount of charter hire received in advance but not yet earned and net payments received from the Lockbox Date with specific arrangements relating to the funding of working capital, and such assets were combined with DSS LP’s business and operations. As a result of the Transaction Agreement, immediately following the combination, the Company owned 68 vessels, consisting of 52 product tankers and 16 crude tankers. The Transactions did not require a vote of the holders of the CPLP common units.

Diamond S common shares are listed on the New York Stock Exchange under the trading symbol “DSSI.”

2.   Accounting Policies

During the preparation of this unaudited pro forma condensed combined financial information, management of DSS LP has performed a review and comparison of Athena’s accounting principles generally accepted in the U.S. (“U.S. GAAP”) accounting policies with DSS LP’s U.S. GAAP accounting policies. For purposes of preparing the unaudited pro forma condensed combined financial information, both Athena’s and DSS LP’s historical audited consolidated financial statements were prepared under U.S. GAAP. The only differences in the application of U.S. GAAP are noted in 4.A below, and the difference in this application is not considered significant. No material adjustments were identified as a result of this exercise. The resulting pro forma condensed combined financial information has not been audited.

3.   Accounting for the Combination

The unaudited pro forma condensed combined financial information is prepared under consideration of requirements of ASC 805 and ASU 2017-01. The combination is accounted for using DSS LP as the accounting acquirer. The Company believes that, based on the terms of the Transaction Agreement, the combination did not meet the requirements of a business combination. As a result, the combination is accounted for as an asset acquisition, which values acquired assets and liabilities at the cost of the acquisition, including transaction costs, on the basis of relative fair value.

The factors that were considered in determining that DSS LP should be treated as the accounting acquirer in the Transactions were the relative voting rights and the composition of senior management and board of directors of the Company. As a result of the Transactions, immediately following the closing, former DSS LP limited partners and holders of CPLP units owned approximately 68% and 32%, respectively, of the Company. In addition, the former senior management of DSS LP lead the Company following the Transactions. Following the Transactions, the board of directors of the Company consisted of seven members, three that were initially nominated by DSS LP and two that were initially nominated by Capital Maritime & Trading Corp. and its affiliates, CPLP’s sponsor and the parent of CPLP’s general partner. The Company believes that the respective voting rights of the initial shareholders, the continuity of DSS LP senior management, and the composition of the board of directors of the Company are the most significant factors in determining that DSS LP is the accounting acquirer.

The combination was determined to not meet the requirements of a business combination under ASU 2017-01. The combination consisted of acquiring vessels and associated time charter contracts which are concentrated in a group of similar identifiable assets, and therefore not considered a business. As of December 31, 2018, approximately 97% of Athena’s total assets acquired and liabilities assumed, exclusive of cash, were comprised of vessels.

The following represents the net asset valuation of Athena’s acquired assets and assumed liabilities (in thousands):

Amount

Due from charterers	$4,514
Inventories	6,969
Prepaid expenses and other current assets	1,152
Vessels	537,988
Time charter contracts acquired – assets	7,300
Other noncurrent assets	2,191
Accounts payable and accrued expenses	(7,478)
Deferred charter hire revenue	(2,367)
Net asset value of Athena	$550,269

4. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments for the Year Ended December 31, 2019

A. Adoption of certain U.S. GAAP pronouncements

Both Athena and the Company have adopted ASC 2014-09, “Revenue from Contracts with Customers” for the reporting period commencing January 1, 2019, on a modified retrospective basis.

B. Pro Forma Adjustments

(1) Revenue

(a) Revenue has been reduced by $95 to eliminate Athena’s historical amortization of time charter contracts acquired of $637 and amortize $732 of the revalued time charter contracts acquired.

(2) Depreciation

(a) Depreciation expense for the period has been reduced by $2,621 as a result of the fair value adjustment to the carrying balance of the vessels owned as of January  1, 2019 as part of the preliminary purchase price allocation, and the application of depreciation, calculated on a straight-line basis over the anticipated remaining useful life of 25 years from date of delivery up to the vessel’s estimated salvage value, using the vessel’s lightweight tonnage multiplied by an estimated scrap rate of  $300 per ton.

(3) Interest expense

(a) Interest expense for the period has been increased by $1,379 as a result of the borrowing costs of the new financing facility in connection with the Transactions. The expense is based on a drawing of $345,000 in the form of term and revolver loans using quarterly repayments under a 17-year amortization profile and an interest rate reflective of the three-month LIBOR rate plus a margin of 265 basis points. Prior to the Transactions, Athena was dependent on CPLP for financing requirements as CPLP used a centralized approach and certain debt-related transactions were accounted for through the net parent investment account.

(b) Finance costs are decreased by $839 for the net effect of the annual amortization of the borrowing costs associated with the new financing facility, which are amortized over the life of the expected term and revolver loans less the prior borrowing costs associated with Athena’s debt prior to the Transactions.

5.   Loss Per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the aggregate shares distributed pursuant to the Transaction Agreement. The pro forma basic and diluted weighted average shares outstanding are determined by the factor to which DSS LP’s net asset value is to the net asset value of Athena multiplied by the number of shares distributed to CPLP unitholders after the effective date. The distribution was made on the basis of one Diamond S common share for every 10.19149 CPLP common units or 10.19149 CPLP general partner units.

The weighted average numbers of common shares outstanding were calculated as follows for the year ended December 31, 2019:

Common shares distributed to CPLP holders	12,725,000	(a)
Ownership percentage estimated attributable to CPLP holders	32%
Indicative net asset value attributable to Diamond S (thousands)	241,269
Ownership percentage estimated attributable to DSS LP holders	68%
Indicative net asset value attributable to DSS LP (thousands)	515,068
Factor of DSS LP net asset value to Diamond S net asset value	2.13	x
Common shares distributed to DSS LP holders	27,165,696
Pro forma total shares outstanding – basic and diluted	39,890,696

(a)	Consists of 500 shares issued by Athena SpinCo Inc. (now known as Diamond S Shipping Inc.) at formation and 12,724,500 additional shares issued by Diamond S for the contribution by CPLP.